Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940.

                            Ingenuity Capital Trust
--------------------------------------------------------------------------------
                            Exact Name of Registrant

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                   SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 14th day of July, 1999.

                              Signature  Ingenuity Capital Trust
                                         --------------------------------------
                                          (Name of Registrant)

                              By: /s/ Kendrick W. Kam
                                  ---------------------------------------------
                                       Kendrick W. Kam
                                       (Name of director, trustee or officer
                                       signing on behalf of Registrant)

                              President
                              -------------------------------------------------
                                  (Title)

Attest: /s/Elaine E. Richards
        --------------------------
           Elaine E. Richards

        Assistant Secretary
        --------------------------
             (Title)